UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
UAL Corporation*
*The Registrant is currently named UAL Corporation.  Upon the closing of the merger of a wholly owned subsidiary of the Registrant with and into Continental Airlines, Inc., the Registrant will change its name to United Continental Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	36-2675207 (I.R.S. employer identification number)

77 W. Wacker Drive Chicago, Illinois (Address of principal executive offices)	60601 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to
General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:   N/A

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of listing of the shares of common stock of UAL Corporation (the “Company”), par value $0.01 per share (the “Common Stock”), from The NASDAQ Global Select Market to the New York Stock Exchange. The transfer of listing is to occur at the opening of trading on the closing date of the merger (as defined below), which is expected to occur on October 1, 2010. As described in the Company’s proxy statement filed with the SEC on August 18, 2010, the Company’s certificate of incorporation will be amended and restated (as so amended and restated, the “Amended and Restated Charter”) upon the closing of the contemplated merger of a wholly owned subsidiary of the Company with and into Continental Airlines, Inc. (the “merger”). Upon the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, the name of the Company will change to United Continental Holdings, Inc., and all references in this Registration Statement to UAL Corporation or the Company after the filing will refer to United Continental Holdings, Inc.

Description of the Common Stock

The description of the Common Stock included under the caption “Description of UAL Capital Stock” in the prospectus forming a part of the Company’s registration statement on Form S-3, which was originally filed with the SEC on December 1, 2008 (Registration No. 333-155794), as amended from time to time (including any subsequent amendments, the “Form S-3”), is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Form S-3 that is subsequently filed, including any prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 on the closing date of the merger, and modifies, supplements or amends the description of the Common Stock is hereby also incorporated by reference herein.

Item 2.  Exhibits

No exhibits are required to be filed as the securities being registered on this form are being registered on an exchange on which no other securities of the Company are registered and are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Thomas J. Sabatino, Jr.
Name: Thomas J. Sabatino, Jr.
Title: Senior Vice President, General Counsel and
Corporate Secretary

Date:  September 30, 2010